[ELITE PHARMACEUTICALS INC. LOGO]



            ELITE ANNOUNCES CLOSING OF $15,000,000 PRIVATE PLACEMENT

NORTHVALE, N.J. - April 25, 2007 - On April 24, 2007, Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (AMEX: ELI) completed a private placement of $15,000,000 to certain institutional and other private investors through the issuance of 15,000 shares of its Series C Preferred Stock at a price of $1,000 per share, each share initially convertible at $2.32 into 431.0345 shares of Common Stock, or an aggregate of 6,465,517 shares of Common Stock. Each purchaser of Series C Preferred Stock shall also receive a warrant to purchase shares of the Company's Common Stock. The warrants are exercisable on or before April 24, 2012 and represent the right to purchase an aggregate of 1,939,655 shares of Common Stock at an exercise price of $3.00 per share. The lead placement agent for the offering was Oppenheimer & Company, Inc.

"We are pleased to have completed this private placement which we believe will contribute significantly to our efforts to advance our portfolio of pain products and accelerate the development of other drug product candidates," commented Bernard Berk, Chairman and CEO of Elite.

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has one product currently being sold commercially and a pipeline of eight other drug products under development in the therapeutic areas that include pain management, allergy, cardiovascular and infection. The addressable market for Elite's current pipeline of generic and branded drug products exceeds $6 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

Investor Relations:
The Investor Relations Group
Jordan Silverstein, 212-825-3210
or
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222 dwill@willstar.net www.elitepharma.com
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This news release contains forward-looking  statements,  including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data


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or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in the Company's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.